Exhibit 99.1

Catasys Announces Third Quarter 2014 Results and Reports Accelerating Growth

63% Increase in Enrollment, 239% Increase in Revenue Compared with the Same Quarter Last Year

85% Growth in Nine-Month Deferred Revenue

LOS ANGELES, Nov 17, 2014 /PRNewswire/ -- Catasys, Inc. (OTCBB: CATS), provider of proprietary health management services to health insurers and employers, today announced its financial results for the third quarter ended September 30, 2014.

Highlights:

o	63% increase in third quarter enrollment compared with the same quarter last year.

o	239% increase in recognized revenue to $370,000 in the third quarter, compared with the same quarter last year.

o	$454,000 increase in deferred revenue to $988,000, or 85% increase, at September 30, 2014, compared with December 31, 2013.

o

Signed an amendment to existing contract with one of the largest insurance providers in the country, expanding the availability of OnTrak to the provider’s commercial members in Florida. Enrollment commenced in the fourth quarter.

o	Expects to commence enrollment for another customer in New Jersey during the fourth quarter of 2014.

o	Currently operates programs in Kansas, Louisiana, Massachusetts, Oklahoma, West Virginia, Kentucky, Wisconsin and Florida.

Rick Anderson, President and COO commented, “During the third quarter of 2014, total enrollment and revenue continued to grow at a rapid pace, up 63% and 239%, respectively, compared with the same period in 2013. Our rate of growth has been even higher, when factoring in deferred revenue which grew 85% this year. We believe that this growth in deferred revenue is important in exhibiting our growth rate potential as a portion of our fees are deferred over the term of the 12 month program or until performance guarantees are achieved.”

Mr. Anderson added, “OnTrak programs in eight states were operational at the end of the third quarter of 2014, resulting in a significant increase in the number of patients being treated during the same period in 2013. We expect the positive momentum to continue as our current customers expand the use of our OnTrak program into new states and populations and as we ramp our launched installed base to steady state enrollment and with new enrollments in New Jersey anticipated in the fourth quarter of 2014. Helping to drive this growth is the significant cost savings that OnTrak provides, in a heavily cost conscious healthcare environment. Leveraging an already built out infrastructure and just the existing health plans, we believe are set up for considerable growth, at low incremental cost.”

Overview

o	Customers – we presently provide its proprietary OnTrak program to health plans in Kansas, Louisiana, Massachusetts, Oklahoma, West Virginia, Kentucky, Wisconsin and Florida.

o

Sales Pipeline and Growth – Management expects continued organic growth not only as existing insurers continue to recognize the value of the services of our program and expand into new territories and/or lines of business, but also as we sign up new insurers. In addition to the signed national insurer, we had a sales pipeline of 9.9 million covered lives with 4 million in advanced stages of discussion, as of the end of September 30, 2014.

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Enrollment – Generally 0.5% of a commercial health plan’s covered lives will be eligible for the OnTrak program and we anticipate that approximately 20% of those that are eligible will enroll in the program each year after full enrollment is achieved, which is anticipated up to approximately 12 months from the commencement of enrollment.

o

Revenues – Healthcare services revenues are generated either monthly, based on enrolled members at approximately $8,500 per year, or as a lower case rate when a member enrolls and a share of cost savings is realized. Revenue without performance guarantees is recognized ratably over 12 months. If contracts contain a minimum performance guarantee, that portion of the monthly fee subject to the guarantee is reserved as deferred revenue until the performance measurement period is completed. Savings shares are recognized when they are paid.

Third Quarter 2014 Results of Operations
For the third quarter of fiscal 2014, total revenues increased 239% to $370,000 compared with $109,000 for the same period last year. Increased total revenues are primarily a result of an increase in health plans covered and enrollment growth, compared with the same quarter in 2013. The Company reported a loss from operations before income taxes of $(210,000), or $(0.01) per basic share and per diluted share, for the third quarter of 2014, compared with net income from operations before income taxes of $922,000, or $0.06 per basic share and $0.05 per diluted share, in the third quarter last year, related to the revaluation of our warrant liabilities. The loss from operations during the third quarter of 2014 was the result of the change in fair value of the warrants at September 30, 2014.

Total operating expenses for the third quarter of 2014 were $1.9 million compared with $1.4 million in the third quarter in 2013.

About Catasys, Inc.
Catasys, Inc. provides specialized health management services to health plans and employers through its OnTrak program. Catasys' OnTrak program – contracted with a growing number of health insurers – is designed to improve member health and at the same time lower costs to the insurer by utilizing member engagement and patient centric treatment that integrates evidence based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency department utilization driving a more than 50% reduction in total health care costs for enrolled members. For further information, please visit www.catasys.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintain existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

James Carbonara, Regional Vice President

Hayden IR

Email: james@haydenir.com

Phone: 646-755-7412

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
(In thousands, except for number of shares)	2014	December 31,
	(unaudited)	2013
ASSETS
Current assets
Cash and cash equivalents	$1,532	$1,136
Receivables, net of allowance for doubtful accounts of $18 and $0, respectively	172	173
Receivables from related party	-	115
Prepaids and other current assets	76	275
Total current assets	1,780	1,699
Long-term assets
Property and equipment, net of accumulated depreciation of $1,975 and $2,001, respectively	373	366
Intangible assets, net of accumulated amortization of $414 and $401, respectively	105	118
Deposits and other assets	387	440
Total Assets	$2,645	$2,623

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$304	$1,148
Accrued compensation and benefits	1,374	1,181
Deferred revenue	988	534
Other accrued liabilities	657	1,270
Total current liabilities	3,323	4,133
Long-term liabilities
Deferred rent and other long-term liabilities	282	160
Capital leases	23	26
Warrant liabilities	40,196	16,347
Total Liabilities	43,824	20,666

Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 24,411,051 and 18,835,571 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	2	2
Additional paid-in-capital	211,552	209,169
Accumulated deficit	(252,733)	(227,214)
Total Stockholders' Deficit	(41,179)	(18,043)
Total Liabilities and Stockholders' Deficit	$2,645	$2,623

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2014	2013	2014	2013
Revenues
Healthcare services revenues	$370	$109	$881	$315

Operating expenses
Cost of healthcare services	346	162	878	454
General and administrative	1,596	1,246	4,642	4,120
Depreciation and amortization	30	7	82	18
Total operating expenses	1,972	1,415	5,602	4,592

Loss from operations	(1,602)	(1,306)	(4,721)	(4,277)

Other Income	-	-	1,194	-
Interest expense	(2)	(1)	(2,776)	(771)
Change in fair value of warrant liability	1,397	2,231	(18,995)	2,607
Income/(Loss) from continuing operations before provision for income taxes	(207)	924	(25,298)	(2,441)
Provision for income taxes	3	2	7	5
Income/(Loss) from continuing operations	$(210)	$922	$(25,305)	$(2,446)

Loss from discontinued operations, net of income taxes	$-	$(242)	$(213)	$(735)

Net Income/(Loss)	$(210)	$680	$(25,518)	$(3,181)

Basic net income (loss) from continuing operations per share:	$(0.01)	$0.06	$(1.17)	$(0.18)

Basic weighted number of shares outstanding	23,513	14,286	21,569	13,429

Diluted net income (loss) from continuing operations per share:	$(0.01)	$0.05	$(1.17)	$(0.18)

Diluted weighted number of shares outstanding	23,513	19,364	21,569	13,429

Basic net income (loss) from discontinued operations per share:	$0.00	$(0.02)	$(0.01)	$(0.05)

Basic weighted number of shares outstanding	23,513	14,286	21,569	13,429

Diluted net loss from discontinued operations per share:	$0.00	$(0.01)	$(0.01)	$(0.05)

Diluted weighted number of shares outstanding	23,513	19,364	21,569	13,429